EXHIBIT 99.1

Remark Holdings Successfully Appeals Nasdaq Delisting Notice

Nasdaq Hearings Panel Grants Until January 11, 2023
to Meet the Minimum Bid Price Requirement

LAS VEGAS, NV - October 18, 2022 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence powered computer vision solutions today announced that on October 17, 2022, a Nasdaq Hearings Panel granted the company’s request to continue its listing on The Nasdaq Stock Market. During the hearing, Chief Executive Officer Kai Shing Tao presented a comprehensive plan on how the company intends to fulfill Nasdaq’s listing requirements based upon its future business and capital prospects.

Remark’s continued listing is subject to the conditions that, on January 11, 2023, the company must demonstrate compliance with Nasdaq’s minimum bid price requirement under listing rule 5550(a)(2) by evidencing a closing price of $1.00 or more per share for a minimum of 10 consecutive trading sessions, and that the company provides prompt notification of any significant events that occur during the period ending on January 11, 2023, that may affect its compliance with Nasdaq rules.
About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in various retail, public safety, and workplace applications. The company’s corporate headquarters are based in Las Vegas, Nevada. For more information, please visit the company’s website at www.remarkholdings.com.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.
Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626-623-2000
(+65) 8715-8007